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                                                                EXHIBIT (10)(vi)

[LOGO]  Corporate Headquarters
        One Centennial Avenue
        P.O. Box 6820
        Piscataway, NJ 08855
        Phone 732 980 6000


May 1, 2000


Mr. Lawrence B. Costello
27 Palmer Drive
Moorestown, NJ 06057

Dear Larry,

We are delighted that you have accepted this offer of employment to join American Standard in the capacity of Senior Vice President, Human Resources reporting to me. As we discussed, your annual base salary rate will be $350,000.00 or a semi-monthly basis of $14,583.33. You will also participate in our Annual Incentive Plan with a target of 55%. You will be guaranteed a payment of not less than $200,000.00 for performance years 2000 and 2001. The incentives are generally paid in the first quarter of the year following the year in which they are earned.

In addition, you will receive stock options of 50,000 shares of American Standard common stock, with a grant price equal to the fair market value of a share of such stock (determined in accordance with the terms of the American Standard Stock Incentive Plan) on the day you commence employment. This does not constitute a commitment for a Stock Option award or the amount of such award for any period other than the one addressed. As an officer of the Corporation, you will be eligible for the following benefits: Financial & Tax Planning, Severance Plan, Medical, Life and Disability Insurance and free plumbing and air conditioning equipment, exclusive of installation.

You will also participate in the Corporation's Long Term Incentive Plan with a target of 1.3 times your eligible earnings, with a guaranteed payment of $200,000.00, to be paid in 2000 and 2001.

Under the Supplemental Executive Retirement Plan (SERP), you are eligible to receive a targeted benefit according to a formula which is based on years of service and average compensation for the three highest calendar years of your final ten calendar years of employment. Because SERP is an "umbrella pension benefit", your targeted SERP benefit is reduced by any amounts payable to you in the form of Social Security benefits and two times the value of your cumulative basic ESOP Company contributions. Your benefits are vested upon completion of five years of service or continuation of employment through age 65. SERP payments are distributed in a lump sum at the time of retirement.

You will also be provided with a $200,000.00 sign-on stipend. All payments identified in this letter constitute taxable income.

You are entitled to participate in the American Standard Benefits Programs as described in the attached summary. In addition you will be provided with four weeks of vacation per annum accrued and paid according to existing and future policy.

American Standard maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, satisfactory reference checks, signing of the company's "Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information" and Code of Conduct and a drug screening.

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Larry, I expect that your decision to join the company will be mutually rewarding. We look forward to having you become part of the Human Resources Department in the belief that you will form many productive and rewarding relationships.

Please sign below indicating your acceptance of this offer and confirm your anticipated commencement date.

Sincerely yours,

/s/ Fred Poses

Fred Poses
Chairman & CEO



/s/ Lawrence B. Costello
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Signature                                Anticipated Commencement Date